Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of September 26, 2016 (this “Amendment”), is made and entered into by and between Air T, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Rights Agreement referred to below.

WHEREAS, the parties hereto entered into that certain Rights Agreement, dated as of December 15, 2014 (the “Rights Agreement”); and

WHEREAS, the Rights have not ceased to be redeemable pursuant to Section 23 of the Rights Agreement; and

WHEREAS, the Company and the Rights Agent, at the direction of the Company pursuant to Section 27 of the Rights Agreement, are entering into this Amendment to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Amendment to the Rights Agreement. Effective as of the date hereof, the Rights Agreement shall be amended as follows:

a.	Section 1(p) of the Rights Agreement is hereby replaced in its entirety as follows:

“Final Expiration Date” means September 26, 2016.

SECTION 2. Reference to Agreement. Each reference in the Rights Agreement to “this Agreement,” “hereof,” or “hereunder” or words of like import, and all references to the Rights Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Rights Agreement as modified and amended by this Amendment and as the same may be further amended, modified or supplemented in accordance with the terms thereof.

SECTION 3. No Other Amendments. Except as specifically amended hereby, the Rights Agreement and other documents, instruments and agreements executed and/or delivered in connection therewith shall remain unmodified and in full force and effect.

SECTION 4. Other Provisions. Sections 28 (Successors; Certain Covenants), 29 (Benefits of this Agreement), 30 (Governing Law), 31 (Severability), 32 (Descriptive Headings) and 34 (Counterparts) of the Rights Agreement are hereby incorporated by reference into this Amendment and shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

AIR T, INC.

By:	/s/ Candice L. Otey
Name:	Candice L. Otey
Title:	Vice President- Finance, Chief Financial Officer, Secretary and Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Mike Nespoli
Name:	Mike Nespoli
Title:	Executive Director, Relationship Management